EXHIBIT 99.5

OUR BUSINESS

     General

     We are a leading marketer, manufacturer and distributor of sporting goods and equipment, team uniforms, and physical education, recreational and leisure products primarily to the institutional market in the United States. The institutional market generally consists of youth sports programs, park and recreational organizations, schools, colleges, churches, government agencies, athletic teams, athletic clubs and dealers. We sell our products directly to the institutional market primarily through:

•	our informative catalogs and fliers that we distribute to potential customers;

•	our strategically located road sales professionals;

•	our telemarketers;

•	our appearance at trade shows and other sales events; and

•	the Internet.

     We currently offer a broad line of sports related products to approximately 80,000 customers. We market our products through the support of a customer database of over 300,000 names, our 125 person direct sales force strategically located throughout the Mid-Western and Mid-Atlantic United States and our call centers located at our headquarters in Dallas, Texas and Corona, California in the Los Angeles basin. We have subdivided our mailing list into various customer profiles to ensure that our catalogs are directed to those individuals that make the decisions to purchase the products we offer. The master mailing list is also subdivided by relevant product types and seasonal demand. We regularly screen, cross check and update our customer database to maintain its accuracy and functionality. Collegiate Pacific intends to distribute approximately 1.5 million catalogs and fliers from this database in fiscal 2005.

     We believe that over the past few years there has been consolidation of the traditional team dealers and small, independent sporting goods retailers. We believe this consolidation of the sporting goods industry has contributed to a shift of sales within the institutional market from traditional, retail store front sites to sales from catalogs, direct telephone marketing and the Internet. Collegiate Pacific believes the most successful sporting goods companies will be those with greater financial resources and the ability to produce or source high-quality, low cost products, deliver those products directly to customers on a timely basis without the “middleman” and access distribution channels with a broad array of products and brands.

     We believe we are well positioned to grow our business because of our superior catalog design, our efficient merchandising and direct distribution capabilities, our over 125 person direct sales force, our extensive product offerings, our long-term customer relationships, our superior customer service, and our superior sourcing capabilities. Since commencing operations in 1998, Collegiate Pacific’s annual sales grew to approximately $39.6 million in fiscal 2004 through a combination of internal growth and strategic acquisitions.

     History

     Collegiate Pacific was originally incorporated in Pennsylvania in 1987 under the name Drug Screening Systems (“DSSI”). In 1997, DSSI sold substantially all of its assets and suspended business operations. In February 1998, DSSI sold a controlling interest in the company to Michael J. Blumenfeld and Adam Blumenfeld. Mr. Michael Blumenfeld sold all of the assets of Collegiate Pacific Inc. f/k/a Nitro Sports, Inc., a company he formed in 1997 to engage in the catalog and mail order of sports equipment, to DSSI, at cost. We changed our name to Collegiate Pacific at that time and commenced business operations as a distributor of sporting goods and equipment. In July 1999, we reincorporated the company as a Delaware corporation. We currently have three wholly owned subsidiaries, Tomark Sports, Inc. a Delaware corporation, Kesslers Team Sports, Inc., a Delaware corporation, and Dixie Sporting Goods Co., Inc., a Virginia corporation.

     2004 Acquisitions

     On January 9, 2004, Collegiate Pacific acquired Corona, California based Tomark, Inc. (“Tomark”) in a merger transaction for approximately $5.25 million, which consisted of $2.5 million in cash, promissory notes in the amount of $250,000 and 270,562 shares of our common stock valued at $2.5 million. Tomark is a marketer, distributor, manufacturer and installer of sporting goods and related equipment primarily to the institutional market in the State of California. Our wholly owned subsidiary, Tomark Sports, Inc. employs the two former stockholders of Tomark, Mr. Tom White and Mr. Mark Harpin.

     We recently acquired two team dealers, discussed below. A team dealer sells its products primarily to schools and colleges in its local market through a road sales force and a local sporting goods store-front operation. We believe we are now the largest team dealer in the United States and can now offer the local institutional customers and teams our broad product line of sporting goods equipment, team uniforms and physical education, recreational and leisure products and equipment.

     On April 1, 2004, Collegiate Pacific acquired substantially all of the operating assets of Richmond, Indiana based Kesslers Sport Shop, Inc. (now known as RPD Services, Inc.) for approximately $13.75 million, which consisted of $6.5 million in cash and 906,250 shares of our common stock valued at $7.25 million. Our wholly owned subsidiary, Kesslers Team Sports, Inc. (“Kesslers”), employs the former management team of RPD Services, Inc., Bob, Phil and Dan Dickman. Kesslers is a leading supplier of team uniforms and sporting goods equipment throughout the Mid-Western United States.

     On July 26, 2004, we acquired Richmond, Virginia based Dixie Sporting Goods Co., Inc. for approximately $6 million, which consisted of $4 million in cash, promissory notes in the amount of $500,000 and 148,662 shares of our common stock valued at $1.5 million. Our wholly owned subsidiary, Dixie Sporting Goods Co., Inc. (“Dixie”), now employs the former management team and selling stockholders of Dixie, Kenneth L. and C. Michael Caravati. The selling stockholders are also eligible to receive an earnout in an amount not to exceed $1 million if certain net income targets are achieved. Dixie is a leading supplier of team uniforms and sporting goods equipment throughout the Mid-Atlantic United States.

     Collegiate Pacific’s management seeks to optimize the collective and individual performance of these businesses. We have strived to identify areas in which these businesses are unique and areas in which they overlap. In those areas where our businesses are unique, Collegiate Pacific seeks to promote and develop those unique qualities by integrating them into all of our distribution channels. As an example of this type of integration, Collegiate Pacific has enhanced Kesslers’ and Dixie’s existing offering of uniform related products with the infusion of approximately 1,200 Collegiate Pacific proprietary products into their marketing mix. Collegiate Pacific has designed catalogs for Kesslers and Dixie that showcase both uniforms and sporting goods equipment. Likewise, certain uniform lines from Kesslers and Dixie have been integrated into the Collegiate Pacific catalog.

     In those areas where our businesses overlap, Collegiate Pacific endeavors to integrate those areas to build on inherent synergies, develop collective vision and maximize cost efficiencies. An example of this effort is reflected in the recent integration of the Collegiate Pacific and Tomark manufacturing and assembly capabilities in our Dallas, Texas facility. We believe we can more effectively monitor the quality of products while at the same time be able to realize cost savings for our customers.

     On November 19, 2004, we entered into a non-binding letter of intent to acquire all of the outstanding stock of a team sports distributor with revenues of approximately $5.5 million in the last twelve months for a purchase price of approximately $3.1 million, consisting of $2.0 million in cash and the remainder in notes or our common stock.

     Products and Services

     We offer a broad line of sporting goods and equipment, team uniforms, and physical education, recreational and leisure products. We manufacture certain of our equipment-oriented products and obtain the remainder from external manufacturers both domestically and abroad. During fiscal 2004, approximately 19% of our sales were generated from products that we manufactured. Our product lines of sporting goods include but are not limited to equipment and team uniforms for the following sports: football; baseball; softball; basketball; volleyball; soccer; tennis and other racquet sports. Our line of equipment for these sports includes but is not limited to inflatable balls, nets, batting cages, scoreboards, bleachers, weight lifting equipment, standards and goals. We also offer other recreational products including fitness equipment, camping equipment, indoor recreational games and outdoor playground equipment. We also provide after-sale customer service through toll-free numbers.

     Because we believe brand recognition is important to our institutional customers, we market most of our products under trade names or trademarks owned by us or others. The following table lists Collegiate Pacific’s principal products and the brand names under which they are sold:

Product	Brand Name(s)
Team sports apparel	Adidas, Nike, Russell, Under Armour and Wilson

Batting cages, soccer goals, basketball goals	FunNets

Camping and related accessories Tennis nets and court equipment	Mark One Edwards

Baseballs, softballs, bats, gloves and accessories	Mark One, Rawlings and Wilson

Football helmets, footballs, pads and accessories	Schutt

Basketballs	Mark One and Spalding

     Team Sports Apparel. Adidas, Nike, Russell, Under Armour and Wilson are all leading suppliers of team sports apparel with whom we have non-exclusive supply arrangements. We purchase team uniforms from these manufacturers for resale to our customers and either complete the custom silk screening, embroidering and other decorating work on the uniforms in-house or through subcontractors, or arrange to have the manufacturer complete the custom decorating of the uniforms prior to shipment.

     Cages, Goals and Camping Equipment. We own the registered trademarks FunNets and Mark One and manufacture or source from overseas manufacturers our proprietary products such as batting cages, bleachers, soccer and basketball goals, volleyball standards, kayaks and other camp-related equipment. We generally recognize a higher profit margin from the sale of our proprietary products.

     Tennis. In February 2000, we entered into an exclusive license agreement with Edwards Sports Products Limited to use the Edwards name in connection with manufacturing, selling and distributing tennis nets and court equipment worldwide, except in the United Kingdom and Ireland. We are required to pay a royalty of 4.5% of the net sales price of all Edwards products we sell. We paid Edwards a total royalty of approximately $20,000 in fiscal 2004. The term of this license expires in February 2011.

     Baseball and Softball. Rawlings and Wilson are leading suppliers of baseball and softball equipment with whom we have non-exclusive supply arrangements. Under these arrangements we acquire baseball gloves, baseballs, softballs, batter’s helmets, catcher’s and umpire’s protective equipment, aluminum and wood baseball bats, batter’s gloves and miscellaneous accessories for resale to our customers. We also manufacture or source these products from overseas manufacturers and offer them to our customers under our Mark One brand name.

     Football. Schutt is a leading supplier of football equipment with whom we have a non-exclusive supply arrangement. Under this arrangement, we purchase helmets, shoulder pads, faceguards, chin straps and related accessories in both the youth and adult markets for resale to our customers.

     Basketballs. Spalding sells several different models of basketballs for men and women in both the youth and adult markets. Under the terms of our non-exclusive supply arrangement with Spalding, we acquire basketballs for resale to our customers. We also manufacture or source basketballs from overseas manufacturers and sell them under our Mark One brand name.

     Certain brand names we carry, such as Adidas, Edwards, FunNets, Mark One, Nike, Russell, Schutt, Spalding, Under Armour and Wilson are believed by Collegiate Pacific to be well recognized by our customers and therefore important to the sales of these products. We do not have written supply agreements with any of our suppliers. Registered and other trademarks and trade names of Collegiate Pacific’s products are italicized in this offering circular.

     Sales and Marketing

     We believe we are the fastest growing direct manufacturer, marketer and distributor of sporting goods to the institutional market in the United States. Through our recently acquired road sales professionals, we offer our complete line of sporting goods and equipment, team uniforms, and physical education, recreational and leisure products to our traditional accounts such as colleges, universities, high schools, and all other levels of public and private schools and their athletic and recreational departments. We continue to utilize our distinctive catalogs to offer our complete line of sporting goods and equipment, team uniforms, and physical education, recreational and leisure products to our non-traditional accounts such as youth sports programs, park and recreational organizations, churches, government agencies, athletic clubs and dealers.

     In addition to our road sales force and our catalogs, we also solicit through trade shows, telemarketing and the Internet. We believe we have established ourselves as a market leader by combining the direct sales of our products through our catalogs and fliers with our road sales by our team dealer sales professionals, all of which are enhanced by the regular updates and additions to our product lines.

     Customers

     We do not depend upon any one or a few major customers for our revenues because we enjoy a very large and diverse customer base. Since commencing operations, we have sold our products to approximately 80,000 customers. Our customers include all levels of public and private schools, youth sports programs, park and recreational organizations, churches, clubs, camps, government agencies, military facilities, athletic teams, athletic clubs and team dealers. Many of our institutional customers typically receive annual appropriations for sports related equipment, which are generally spent in the period preceding the season in which the sport or athletic activity occurs. Although institutions are subject to budget constraints, once allocations have been made, aggregate levels of expenditures are typically not reduced.

     Approximately 4.0% and 2.7% of our sales in fiscal 2003 and 2004, respectively, were to agencies of the United States Government. We have a contract with the General Services Administration that grants us an “approved” status when attempting to make sales to military installations or other governmental agencies. The existing contract with the General Services Administration expires in August 2009. Under this contract, we agree to sell approximately 160 products to United States government agencies and departments at catalog prices or at prices consistent with any discount provided to our other customers. Products sold to the United States Government under the General Services Administration contract are always sold at our lowest offered price.

     Seasonal Nature of Business; Backlog

     Historically, sales of our sporting goods have experienced seasonal fluctuations. This seasonality causes our financial results to vary from quarter to quarter, which usually results in lower sales and earnings in the second quarter of our fiscal year (October through December) and higher sales and earnings in the remaining quarters of our fiscal year. We attribute this seasonality primarily to the budgeting procedures of many of our institutional customers and the seasonal demand for our products, which have historically been driven by spring and summer sports. Generally, between the months of October and December of each fiscal year, there is a lower level of sports activities at our historical institutional customer base, a higher degree of adverse weather conditions and a greater number of school recesses and major holidays. We believe that our recent acquisitions of Kesslers Sport Shop and Dixie Sporting Goods, which have a greater focus on fall and winter sports, may reduce the seasonality of our financial results.

     Our sales are primarily pursuant to standard purchase orders. We ship uniform products within six to eight weeks of receiving an order, and for most equipment orders, within 24 hours. Historically, unshipped orders at the end of a fiscal year (backlog) were not material and, therefore, not an indicator of future results. However, with the acquisition of Kesslers and Dixie, we expect that our backlog will increase in future periods because our team uniform sales orders have a longer lead time for delivery. These goods are either shipped directly from our manufacturing partners to the customers or directly to our customers by us upon our completion of all decorating work.

     Manufacturing; Foreign Sourcing and Raw Materials

     We outsource the manufacturing of most of our products to domestic and international vendors. Outsourcing enables us to reduce our cost of goods, reduce our manufacturing facility costs, and enables us to focus on the marketing and distribution of our products. A significant amount of our revenue is dependent upon products purchased from foreign suppliers, which are located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas. Accordingly, we are subject to the risks of international business that may affect our ability to deliver products in a timely and competitive manner. These risks include:

•	shipment delays;

•	fluctuation in exchange rates;

•	increase in import duties;

•	changes in customs regulations;

•	adverse economic conditions in foreign countries;

•	social, political and economic instability; and

•	acts of war and terrorism.

     As a result, we attempt to maintain a three to six week supply of critical inventory items. We are not dependent on any single source of supply. Although the vast majority of products we distribute are purchased in final form, a small percentage of the items require minor fabrication to complete. We own welding machines and an assortment of tools to aid in this fabrication process. The raw materials used in this process are in the form of shipping supplies, nuts and bolts, and other commercially available products. We believe multiple suppliers exist for these products nationwide.

     Competition

     We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. We compete on a number of factors, including price, relationships with customers, name recognition, product availability and quality of service. We believe we have an advantage on the institutional market over traditional sporting goods retailers because our selling prices do not include comparable price markups attributable to wholesalers, manufacturers and distributors. In addition, we believe we have an advantage over other direct mail marketers and team dealers of sporting goods because we offer proprietary products, broad product selection, prompt and accessible service and competitive prices.

     Government Regulation

     Some of our products are subject to regulation by the Consumer Product Safety Commission. The Consumer Products Safety Commission has the authority to exclude from the market certain items that are found to be hazardous and can require a manufacturer to refund the purchase price of products that present a substantial product hazard to consumers. Similar laws exist in some states and cities in the United States. The Company believes it is in full compliance with all applicable regulations.

     Employees

     We currently employ approximately 400 people on a full-time basis. In addition, we may hire temporary employees as seasonal increases in demand occur. None of our employees are represented by any organized labor organization or union, and we believe our relations with our employees are generally good.

     Properties

     Collegiate Pacific’s facilities for its management and operations are generally adequate for its current needs. Collegiate Pacific’s facilities generally consist of executive and administrative offices, warehouses, a call center, production and distribution facilities and sales offices.

     All of Collegiate Pacific’s leases are at prevailing market, or “most favorable” rates and, except as noted, with unaffiliated parties. Collegiate Pacific believes that the duration of each lease is adequate. Collegiate Pacific believes that its principal properties, all of which are leased, are adequate for the purposes for which they are used and are suitably maintained and insured for these purposes. Collegiate Pacific does not anticipate any future problems renewing or obtaining suitable leases for its principal properties.

     The table below provides information with respect to the principal warehouse, production and distribution facilities of the Company:

Location	Type of Facility	Square Footage
Dallas, Texas	Warehouse, Production and Distribution	88,000
Richmond, Indiana	Warehouse, Production and Distribution	76,000
Richmond, Virginia	Warehouse, Production and Distribution	20,000
Corona, California	Warehouse and Distribution	27,700

     The corporate headquarters of Collegiate Pacific and its call center is located within the approximately 88,000 square feet of leased space located at 13950 Senlac Drive, Suite 100, Dallas, Texas. The terms of Collegiate Pacific’s leases range from two to five years and most are renewable for additional periods. The Richmond, Indiana location is owned by RPD Services, Inc., an Indiana corporation f/k/a Kesslers Sport Shop, Inc., from which we acquired substantially all of its operating assets in April 2004. RPD Services, Inc. is owned by Bob Dickman, Phil Dickman and Dan Dickman, all of whom are employed by our wholly owned subsidiary, Kesslers Team Sports, Inc. We also lease small sales offices or storage areas ranging in size from 500 to 10,000 square feet in the following locations: Cleveland and Columbus, Ohio; Gulfport, Mississippi; Crown Point, Fort Wayne, Indianapolis, KoKomo, and Portland, Indiana; Knoxville and Memphis, Tennessee; Little Rock, Arkansas; Norcross and Woodstock, Georgia; Springfield, Illinois; and Tulsa, Oklahoma. Most of the leases have lease terms ranging from one to five years. We anticipate we may need additional storage space near our Dallas, Texas facility to support our future distribution needs.

     Legal Proceedings

     In February 2004, Dixie Sporting Goods Co., Inc., which we acquired in July 2004, was named as a co-defendant in an action styled Edwin Dean Spruill, Jr. v. Jugs, Inc. and Dixie Sporting Goods Co., Inc., civil action no. L04-361, which, at the request of Dixie, was recently transferred to the Circuit Court for the City of Virginia Beach, Virginia. This lawsuit seeks a total of $5 million for damages suffered by the plaintiff while using a pitching machine manufactured by Jugs, Inc. and sold to the plaintiff’s employer by Dixie. Dixie maintains primary and excess insurance coverage for the claim in the amount of $3 million. The parties are currently engaged in discovery and Dixie intends to vigorously defend the claim. Management does not expect the final outcome to have a material adverse effect on our financial position, results of operations or cash flows.

We may in the future become a party to litigation claims arising in the course of our business.